CERTIFICATE RELATED TO

                  RESTATED ARTICLES OF INCORPORATION

                                  OF

                   UNITED AMERICAS BANKSHARES, INC.

                                  1.

          The name of the corporation is United Americas Bankshares, Inc. The corporation was incorporated on May 14, 1998 as Buford
Holding Company (Control No. K818596).

                                  2.

          These Restated Articles of Incorporation were duly adopted by the corporation's board of directors at a meeting held on September 16, 1998, pursuant to Section 14-2-1007 of the Georgia Business
Corporation Code.

                                  3.

          The text of the Restated Articles of Incorporation is set forth in Exhibit "A" attached hereto.

          IN WITNESS WHEREOF, the undersigned does hereby set his hand and seal this 28th day of April, 1999.


                              UNITED AMERICAS BANKSHARES, INC.


                              By: /s/ Vincent D. Cater
                                    Vincent D. Cater, President

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                             EXHIBIT "A"

                  RESTATED ARTICLES OF INCORPORATION

                                  OF

                   UNITED AMERICAS BANKSHARES, INC.

                                  I.

          The name of the Corporation is:

                   United Americas Bankshares, Inc.

                                  II.

          The Corporation shall have authority to issue not more than 5,000,000 shares of common stock (the "Common Stock") and 1,500,000 shares of preferred stock (the "Preferred Stock"), all of which shall have no par value.

          Subject to the provisions of any applicable law or the Bylaws of the Corporation (as from time to time amended) with respect to fixing the record date for the determination of shareholders entitled to vote, and except as otherwise provided by any applicable law or by the resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, the holders of the Common Stock shall have and possess exclusive voting power and rights for the election of directors and for all other purposes, with each share being entitled to one vote.

          The Board of Directors is hereby expressly authorized to issue, at any time and from time to time, shares of Preferred Stock in one or more series. The number of shares within any such series shall be designated by the Board of Directors in one or more resolutions, and the shares of each series so designated shall have such preferences with respect to the Common Stock and other series of Preferred Stock, and such other rights, restrictions or limitations with respect to voting, dividends, conversion, exchange, redemption and any other matters, as may be set forth in one or more resolutions adopted by the Board of Directors. If and to the extent required by law, Articles of Amendment setting forth any such designation, preferences, rights, restrictions or limitations shall be filed with the Georgia Secretary of State prior to the issuance of any shares of such series.

          The authority of the Board of Directors with respect to the establishment of each series of Preferred Stock shall include, without limiting the generality of the foregoing, determination of the following matters which may vary between series:

          (a) The number of shares constituting that series and the distinctive designation of that series;

          (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

          (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

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          (d)  Whether that series shall have conversion
     privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;

          (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

          (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (h)  Any other relative preferences, rights,
     restrictions or limitations of that series, including but not limited to any obligations of the Corporation to repurchase shares of that series upon specified events.

                                 III.

          No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director, provided, that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Georgia Business Corporation Code or any successor law or laws.